[Mark as Exhibit]

                              Mayer, Brown & Platt
                                  1675 Broadway
                            New York, New York 10019







                                February 26, 1997

Accessor Funds, Inc.
Pacific First Centre
1420 Fifth Avenue, Suite 3130
Seattle, Washington 98101

                  Re:  Rule 24f-2 Notice for Accessor Funds, Inc.

Ladies and Gentlemen:

         We have acted as counsel to Accessor Funds, Inc., a Maryland corporation (the "Fund"). The Fund has requested our opinion as to the legality of the 99,541,094 shares of Common Stock, $.001 par value per share (the "Shares") which were issued by the Fund during the Fund's fiscal year ended December 31, 1996, including the registration of 1,273,203 shares of its Growth Portfolio, 855,546 shares of its Value and Income Portfolio, 707,092 shares of
its  Small  to  Mid  Cap  Portfolio,   2,106,308   shares  of  its  Intermediate
Fixed-Income Portfolio, 368,860 shares of its Short-Intermediate Fixed-Income Portfolio, 2,364,663 shares of its Mortgage Securities Portfolio, 89,392,695 shares of its U.S. Government Money Portfolio and 2,472,796 shares of its International Equity Portfolio. During the Fund's fiscal year ended December 31, 1996, all of the foregoing Shares were registered under the Securities Act of 1933, as amended pursuant to Rule 24f-2 of the Investment Company Act of 1940, as amended (the "Investment Company Act").

         We understand that you are about to file with the Securities and Exchange Commission, a notice pursuant to Rule 24f-2 making definite the registration of 99,541,094 Shares of the Fund sold in reliance upon Rule 24f-2 during the fiscal year ended December 31, 1996.

         We have examined a certificate of the Treasurer of the Fund to the effect that the Fund received the consideration for each of the Shares and we have examined such other documents as we have deemed reasonably necessary, including the Fund's Articles of Incorporation, the Fund's By-Laws, minutes of the meetings of the Board of Directors, and the post-effective amendments to the Registration Statement on Form N-1A (File Nos. 33-41245 and 811-6337) filed in connection with the offering of the Shares with the Securities and Exchange Commission. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         On the basis of and subject to the foregoing, we are of the opinion that the Shares registered pursuant to Rule 24f-2 of the Investment Company Act, were, when issued for payment as described in the Fund's prospectuses for such respective Shares, legally issued, fully paid and non-assessable.





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         We hereby  consent  to the  filing  with the  Securities  and  Exchange
Commission of this opinion as part of the Fund's Rule 24f-2 Notice.

         We express no opinion herein as to compliance with any state or federal securities laws. We are admitted to practice in the State of New York; we are not admitted in the State of Maryland. Accordingly, for purposes of rendering this opinion we have assumed that the laws of the State of Maryland are substantially similar to the laws of the State of New York. The opinion expressed herein has been rendered at your request and is solely for your benefit and may not be relied upon in any manner by any other person or by you for any other purpose.


                                                   Very truly yours,

                                                   /s/ Mayer Brown & Platt

                                                   MAYER, BROWN & PLATT




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